As filed with the Securities and Exchange Commission on July 21, 2005

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAILAMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0328006

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5300 Broken Sound Blvd, N.W.
Boca Raton, Florida	33487

(Address of Principal Executive Office)	(Zip Code)

RailAmerica, Inc. 2005 Employee Stock Purchase Plan

(Full title of the Plan)

Scott G. Williams, Esq.
General Counsel
RailAmerica, Inc.
5300 Broken Sound Blvd, N.W.
Boca Raton, FL 33487

(Name and address of agent for service)

(561) 994-6015

(Telephone number, including area code, of agent for service)

Copies to:

Michele L. Keusch, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500

CALCULATION OF REGISTRATION FEE

	Number of	Proposed maximum	Proposed maximum
Title of securities	Shares to	offering price	aggregate offering	Amount of
to be registered	be Registered(1)	per share	price	registration fee
Common Stock $0.001 par value (including the associated Preferred Stock Purchase Rights)	250,000	$11.85(2)	$2,962,500	$350.00

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.001 par value, of RailAmerica, Inc. (the “Common Stock”) which become issuable under the RailAmerica, Inc. 2005 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on July 18, 2005.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission, are hereby incorporated by reference into this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c)	Our Current Reports on Form 8-K filed on April 4, 2005, June 2, 2005 and June 21, 2005 (not including any information furnished under Items 2.02 and 7.01 or related information furnished under Item 9.01 of any such Form 8-K); and

(d)	The description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-32579) filed with the Securities and Exchange Commission on July 21, 2005 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02 and 7.01 of Form 8-K and any related information furnished under Item 9.01, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     We have authority under Section 145 of the Delaware General Corporation Law to indemnify our directors and officers to the extent provided for in such statute. Our Amended and Restated Certificate of Incorporation provides for indemnification of our officers and directors, as the case may be, to the extent permitted under the Delaware General Corporation Law.

     Our Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law, except against actions by us approved by our Board of Directors and requires us to advance expenses to such directors and officers to defend any action for which rights of indemnification are provided in the applicable Certificate of Incorporation, and also permits our Board of Directors to grant such rights to its employees and agents.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits

     The following exhibits are included as part of this Registration Statement:

Exhibits	Description
5.1	Opinion of Greenberg Traurig, P.A.

10.101	RailAmerica, Inc. 2005 Employee Stock Purchase Plan (incorporated by reference to Exhibit A, filed as part of RailAmerica, Inc.’s 2005 Proxy Statement, filed with the Securities and Exchange Commission on April 15, 2005).

23.1	Consent of Greenberg Traurig, P.A. (contained in exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (filed with the signature page).

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on the 19th day of July, 2005.

RAILAMERICA, INC.
By:	/s/ Donald D. Redfearn
	Name:	Donald D. Redfearn
	Title:	President

POWER OF ATTORNEY

     We, the undersigned officers and directors of RailAmerica, Inc. hereby severally constitute and appoint Charles Swinburn, Donald D. Redfearn and Michael J. Howe, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable RailAmerica, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Swinburn Charles Swinburn	Chief Executive Officer and Director (Principal Executive Officer)	July 15, 2005

/s/ Michael J. Howe Michael J. Howe	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 19, 2005

/s/ William G. Pagonis William G. Pagonis	Chairman of the Board of Directors	July 14, 2005

/s/ Donald D. Redfearn Donald. D. Redfearn	Director	July 19, 2005

Signature	Title	Date
/s/ Harold R. Curtis Harold R. Curtis	Director	July 13, 2005

/s/ Anne H. McNamara Anne H. McNamara	Director	July 14, 2005

/s/ Ferd. C. Meyer Ferd. C. Meyer, Jr.	Director	July 19, 2005

/s/ Douglas R. Nichols Douglas R. Nichols	Director	July 14, 2005

/s/ Richard Rampell Richard Rampell	Director	July 13, 2005

/s/ John M. Sullivan John M. Sullivan	Director	July 14, 2005

/s/ Robert J. Rabin Robert J. Rabin	Senior Vice President and Corporate Controller (Principal Accounting Officer)	July 19, 2005

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Greenberg Traurig P.A.

23.1	Consent of Greenberg Traurig PA (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP